Exhibit 3.3

Certificate of Correction to the

First Articles of Amendment and Restatement

of

Strategic Storage Trust IV, Inc.

Pursuant to the provisions of Section 1-207 of the Maryland General Corporation Law, the undersigned execute the following Certificate of Correction:

1.	The title of the document being corrected is the “First Articles of Amendment and Restatement of Strategic Storage Trust IV, Inc.” (the “Articles”).

2.	The name of the party to the Articles is “Strategic Storage Trust IV, Inc.”

3.	The Articles were filed with the State Department of Assessments and Taxation of Maryland on January 17, 2017.

4.

The error or defect in the Articles to be corrected is contained in the definition of “Net Asset Value Per Share of Class W Common Stock” in Article IV of the Articles (the “Erroneous Provision”), which currently reads as follows:

“Net Asset Value Per Share of Class W Common Stock.  The net asset value of the Corporation allocable to the Class W Common Stock, determined as described in the Corporation’s most recent Prospectus for an offering of Class W Common Stock (or, if the Corporation is not then engaged in an offering of Class W Common Stock and the calculation methodology has been amended by the board of directors, then as described in the Corporation’s periodic filings with the Securities and Exchange Commission), divided by the number of outstanding shares of Class T Common Stock.”

5.	The foregoing Erroneous Provision is hereby corrected to read as follows:

“Net Asset Value Per Share of Class W Common Stock.  The net asset value of the Corporation allocable to the Class W Common Stock, determined as described in the Corporation’s most recent Prospectus for an offering of Class W Common Stock (or, if the Corporation is not then engaged in an offering of Class W Common Stock and the calculation methodology has been amended by the board of directors, then as described in the Corporation’s periodic filings with the Securities and Exchange Commission), divided by the number of outstanding shares of Class W Common Stock.”

IN WITNESS WHEREOF, Strategic Storage Trust IV, Inc. has caused the foregoing Certificate of Correction to be signed in its name and on its behalf by its President and attested to by its Secretary on May 22, 2018; and its President acknowledges that this Certificate of Correction is the corporate act of Strategic Storage Trust IV, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST: By: /s/ Paula Mathews_______________________ Paula Mathews Secretary	STRATEGIC STORAGE TRUST IV, INC. By: /s/ Michael McClure Michael McClure President